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                                                                     Exhibit 5.1


                        [Letterhead of Hunton & Williams]


                                October 9, 2001


The Board of Directors
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois

                                Kraft Foods Inc.
             Registration of Shares for the Kraft Foods Thrift Plan,
       the Kraft Foods TIP Plan, the Nabisco, Inc. Capital Investment Plan
                   and the Nabisco, Inc. Employee Savings Plan

Ladies and Gentlemen:

      We have acted as counsel to Kraft Foods Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 62,000,000 shares of the Company's Class A common stock (the "Shares"), together with an indeterminate amount of interests (the "Interests"), to be offered pursuant to the Kraft Foods Thrift Plan (the "Thrift Plan"), the Kraft Foods TIP Plan (the "TIP Plan" and together with the Thrift Plan, the "Kraft Plans"), the Nabisco, Inc. Capital Investment Plan (the "CIP Plan") and the Nabisco, Inc. Employee Savings Plan (the "ESP Plan" and together with the CIP Plan, the "Nabisco Plans").

      In rendering this opinion, we have relied upon, among other things, our examination of the Kraft Plans and the Nabisco Plans and such records of the Company and its subsidiaries and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

      1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

      2. the Interests, when issued in accordance with the terms of the Thrift Plan, the TIP Plan, the CIP Plan or the ESP Plan, as the case may be, will be legally issued, fully paid and non-assessable and will constitute the binding obligations of the Thrift Plan, the TIP Plan, the CIP Plan or the ESP Plan, as the case may be.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                    Very truly yours,


                                    /s/ Hunton & Williams